Exhibit 99.1

NEWS release

P.O. Box 10, Manitowoc, WI 54221-0010

For further information, contact:

Rachel Oakes, Marketing Communications Manager

Phone: (608) 372-2265 | roakes@bankfirst.com

FOR IMMEDIATE RELEASE

Bank First Announces the Appointment of Daniel “Skip” McConeghy to its Board of Directors

MANITOWOC, WI, October 17, 2024 – Mike Molepske, Chief Executive Officer and Chairman of the Board at Bank First (NASDAQ: BFC), announces that Daniel C. “Skip” McConeghy has been elected to the Board of Directors of Bank First on August 20, 2024, and subsequently to the Board of Directors of Bank First Corporation on October 15, 2024. He will be included in the 2024 Proxy Statement for election by shareholders at the Annual Shareholder Meeting in June 2025.

McConeghy is Vice President, Chief Accounting and Tax Officer at Johnson Controls, a global leader in smart building technology solutions focused on safety, health, and sustainability. He serves as the company’s principal accounting officer, overseeing controllership, SEC reporting, technical accounting, and corporate operations. Additionally, he manages the company’s global tax strategy, including financial reporting, controversy management, and compliance. Since joining Johnson Controls in 2012, he has consolidated global tax resources, transformed indirect tax functions, and served as a member of the Automotive, Power Solutions, and Tyco transaction and integration teams. He also briefly served as interim controller in 2022 until he was appointed principal accounting officer. Prior to Johnson Controls, McConeghy spent 23 years at PwC as a global tax engagement partner and leader of their US Aerospace and Defense Practice, serving clients like The Boeing Company, Kimberly Clark, and McDonald's. He holds a bachelor’s degree in accounting from UW-Madison. McConeghy brings extensive experience in corporate finance, operational improvement, and compliance management. His dedication to developing streamlined processes and delivering long-term value makes him a valuable addition to the Board.

“It’s an honor to welcome Skip to the Board,” Molepske stated. “His vast experience in tax strategies and operations, combined with his proven track record in leading corporate transformations, will be instrumental in strengthening our growth initiatives. We are confident his insights will help us continue to uphold our mission to deliver exceptional value to our customers, employees, and shareholders.”

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Bank First Corporation provides financial services through its subsidiary, Bank First, N.A., which was incorporated in 1894. Bank First offers loan, deposit, and treasury management products at each of its 26 banking locations in Wisconsin. The Bank has grown through both acquisitions and de novo branch expansion. The Bank employs approximately 364 full-time equivalent staff and has assets of approximately $4.3 billion. Insurance services are available through its bond with Ansay & Associates, LLC. Trust, investment advisory, and other financial services are offered in collaboration with several regional partners. Further information about Bank First Corporation is available by clicking on the Shareholder Services tab at www.bankfirst.com.